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                    [Letterhead of Davis Polk & Wardwell]


                                                                    Exhibit 5.3





                                 October 4, 2002


AT&T Comcast Corporation
1500 Market Street
Philadelphia, Pennsylvania  19102

Ladies and Gentlemen:

         We have acted as counsel to Comcast Corporation, a Pennsylvania corporation ("Comcast") and AT&T Comcast Corporation, a Pennsylvania corporation ("AT&T Comcast") in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement") (File No. 333-97953) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, by AT&T Corp., a New York corporation ("AT&T") and AT&T Broadband Corp., a Delaware corporation ("Broadband"), as well as by AT&T Comcast, MediaOne Group, Inc., a Delaware corporation, AT&T Broadband, LLC, a Delaware limited liability corporation, and Comcast Cable Communications, Inc., a Delaware corporation (the "Guarantors").

         The Registration Statement relates, among other things, to AT&T's offer to exchange (the "Exchange Offer") its 7.00% Notes Due May 15, 2005, 7.50% Notes Due 2006, 7.75% Notes Due March 1, 2007, 6.00% Notes Due 2009, 8.125% Debentures Due January 15, 2022, 8.125% Debentures Due July 15, 2024, 8.35% Debentures Due 2025 and 8.625% Debentures Due December 1, 2031 (the "Broadband Eligible
Notes"), subject to proration, for 7.00% Broadband Exchange Notes Due May 15, 2005, 7.50% Broadband Exchange Notes Due June 1, 2006, 7.75% Broadband Exchange Notes Due March 1, 2007, 6.00% Broadband Exchange Notes Due March 15, 2009, 8.125% Broadband Exchange Notes Due January 15, 2022, 8.125% Broadband Exchange Notes Due July 15, 2024, 8.35% Broadband Exchange Notes Due January 15, 2025 and 8.625% Broadband Exchange Notes Due December 1, 2031, respectively, of AT&T and Broadband (the "Broadband Exchange Notes"). The Broadband Exchange Notes will, upon and subject to completion of the combination of Comcast with the AT&T broadband business (the "AT&T Comcast Transaction," as defined in the Registration Statement), be mandatorily exchanged, at an exchange ratio for each series of Broadband Exchange Notes calculated as
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AT&T Comcast Corporation               2                         October 4, 2002


described in the Registration Statement, for __% Notes Due 2013 (with respect to the 7.00% Notes Due May 15, 2005, 7.50% Notes Due 2006, 7.75% Notes Due March 1, 2007 and 6.00% Notes Due 2009) and for __% Notes Due 2022 (with respect to the 8.125% Debentures Due January 15, 2022, 8.125% Debentures Due July 15, 2024, 8.35% Debentures Due 2025 and 8.625% Debentures Due December 1, 2031) of Broadband (the "New Broadband Notes"). The New Broadband Notes will be fully and unconditionally guaranteed (the "Guarantees") by the Guarantors.

         The Broadband Eligible Notes were issued under an Indenture, dated as of September 7, 1990, between AT&T and The Bank of New York, as trustee (the "Trustee"), as amended by the First Supplemental Indenture, dated as of October 30, 1992, between AT&T and the Trustee (the "1990 Indenture"). Broadband Exchange Notes will be issued under the 1990 Indenture, as amended by a Second Supplemental Indenture, relating to a note consent effected by the Exchange Offer, and by a Third Supplemental Indenture, relating to the Broadband Exchange Notes (together, the "Broadband Supplemental Indentures"). The New Broadband Notes will be issued under an Indenture between Broadband and the Trustee (the "New Broadband Indenture").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

         On the basis of the foregoing, we are of the opinion that:

                  (1) upon the due authorization, execution, authentication, issuance and delivery of the New Broadband Notes in accordance with the terms of the Broadband Exchange Notes and the New Broadband Indenture, the New Broadband Notes will be valid and binding obligations of Broadband; and

                  (2) upon the due authorization, execution, authentication, issuance and delivery of the New Broadband Notes in accordance with the terms of the Broadband Exchange Notes and the New Broadband Indenture, the Guarantees will be valid and binding obligations of the Guarantors.

         In connection with the opinions expressed above, we have assumed (a)
the due authorization, execution and delivery of the Broadband Supplemental Indentures in accordance with the terms of the 1990 Indenture, (b) the due authorization, execution, authentication, issuance and delivery of the Broadband Exchange Notes in accordance with the terms of the 1990 Indenture as amended by the Broadband Supplemental Indentures, (c) the due authorization, execution
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AT&T Comcast Corporation               3                         October 4, 2002


and delivery of the New Broadband Indenture by Broadband, the Guarantors and the Trustee thereto, (d) the New Broadband Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, (e) there will not have occurred any change in law affecting the validity or enforceability of the New Broadband Notes or the Guarantees and (f) none of the terms of the New Broadband Notes, the issuance and delivery of the New Broadband Notes, nor the compliance by Broadband and the Guarantors with the terms of the New Broadband Notes will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon Broadband or any Guarantor, or any restriction imposed by any court or governmental body having jurisdiction over Broadband or any Guarantor.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Davis Polk & Wardwell under the caption "Legal Matters" in the prospectus incorporated by reference therein.

                                Very truly yours,

                                /s/ Davis Polk & Wardwell